Exhibit 99.1

Westway Group, Inc. Announces Retirement and New Appointments

NEW ORLEANS, June 28, 2010/—FirstCall/—Westway Group, Inc. (NASDAQ: WWAY) announced today the retirement of Peter Harding from his position as Chief Executive Officer and as a member of the Board of Directors of the Company.  Mr. Harding held these positions since May of 2009.

The Board of Directors has appointed James B. Jenkins interim Chief Executive Officer of the Company.  Wayne Driggers, most recently holding the position of Chief Operating Officer, has been named President of the Company and appointed to the Board of Directors to serve for the remainder Mr. Harding’s term.  Mr. Driggers and Thomas Masilla, Chief Financial Officer of the Company, will report to Mr. Jenkins in their respective roles.

Mr. Harding stated that “a year and half ago, I developed a set of goals for myself and the Company, including completion of the business combination of the liquid storage and liquid feed companies with Shermen; the establishment of a highly qualified management team; listing of our corporate securities on a major exchange; access of Westway to the credit markets; and the launching of a strategy for growth focused on a major acquisition in the Cincinnati marketplace and several important capital development projects to expand our capacity, footprint and the Westway brand on a global basis.  In a relatively short time, we have made great strides in the accomplishment of these goals.  With this in mind, I have decided that it is appropriate for me to retire from Westway knowing that my legacy is in good hands.  I look forward to more personal time with my family.”

Francis P. Jenkins, Jr., Chairman of Westway Group, Inc. commented that “the Board expresses its sincere appreciation for the achievements of Westway under Peter’s leadership.  As the result of his efforts and that of his very capable staff, the Company is on a solid path with good momentum for the future.  We thank Peter for his years of service with both Westway and ED & F Man and wish him well in his future endeavors.”

James B. Jenkins has been a member of the Westway Board since May 2009.  Mr. Jenkins will assume the role of interim CEO while maintaining his directorship of the Company. Mr. Jenkins previously served as Managing

Director of the ED&F Man Group’s Commodity Services Division, an integrated research, brokerage and risk management operation, and as a member of ED & F Man’s Executive Committee.  Prior to his role at ED & F Man Commodity Services, Mr. Jenkins was President of ED & F Man Cocoa, Inc., a merchant of cocoa beans and released products.  Mr. Jenkins has 26 years of service in the soft commodities industry.  Mr. Jenkins is not related to Francis P. Jenkins, Jr., our Chairman.

Forward-Looking Statements.  This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including but not limited to statements about financial projections, management plans and objectives, future economic performance, and assumptions underlying or relating to the foregoing.  The statements are subject to known and unknown risks, uncertainties, and assumptions about Westway that may cause its actual results to be materially different from those expressed or implied by the statements.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, changes in management composition, changes in management plans or objectives, and changes in economic conditions, as well as the various risk factors described in our most recent 10-K, 10-Q, and proxy statement filed with the SEC.

About Westway Group, Inc.

Westway Group, Inc. (“Westway”) is a leading provider of bulk liquid storage and related value-added services and a leading manufacturer and distributor of liquid animal feed supplements.  Westway operates an extensive global network of 25 operating facilities providing approximately 354 million gallons of total bulk liquid storage capacity and 37 facilities producing approximately 1.6 million tons of liquid feed supplements annually.  Our bulk liquid storage business is a global business with infrastructure that includes a network of terminals offering storage to manufacturers and consumers of agricultural and industrial liquids, located at key port and terminal locations throughout North America and in Western Europe and Asia.  Our liquid feed supplements business produces liquid animal feed supplements that are sold directly to end users and feed manufacturers, primarily supplying the beef and dairy livestock industries.

Contact:	Thomas A. Masilla, Jr.
Chief Financial Officer
504-636-4245